FOR IMMEDIATE RELEASE
                                                           ---------------------

          VIDEO UPDATE COMMENTS ON PROGRESS OF 27-STORE ACQUISITION AND
                             FOURTH QUARTER OUTLOOK


              ST. PAUL, MN, April 3, 1997 -- Video Update, Inc. (Nasdaq National
Market: VUPDA, VUPDZ), an international video chain, today announced that it signed a definitive purchase agreement to acquire Superior Video, a 27-store video rental chain in British Columbia, Canada. Video Update also entered a management agreement to operate the stores effective April 1st. Completion of the purchase is pending, and subject to Canadian regulatory approval.

         The Company anticipates that operating results for the quarter ending April 30, 1997 will be positively impacted by the recognition of operating income or fees from the management of Superior Video, and the availability of stronger new release titles such as "101 Dalmatians" during the month of April. However, the Company also believes that anticipated operating results for the quarter ending April 30, 1997 could be impacted adversely by the lack of public acceptance of weaker new release titles available for rental during the months of February and March of this year and the fact that the Final Four tournament involved three of the Company's four key markets. The Company intends to announce results for the fiscal year ending April 30, 1997 in late June 1997.

         Dan Potter, Chairman and Chief Executive Officer of Video Update, commented, "We believe the softer release schedule in February and March is atypical and not indicative of future trends. Nor will it deter us from continuing our growth strategy of building and acquiring profitable locations throughout North America to enhance shareholder value and reinforce our position in the video rental industry. We look forward to the added operational and marketing synergies that Superior's 27 stores will bring to the Video Update network. By assuming management control of the operations prior to closing, we hope to accelerate the integration process and further enhance our investment returns."

         Video Update, Inc. is an international video retail chain with 336 video superstores in North America of which 307 are company-owned and 29 are franchised as of March 31, 1997, excluding the 27 Superior Video rental stores currently under management. These stores are located in nineteen states in the US and in three provinces in Canada.

         Matters discussed in this news release, including any discussion of the Company's anticipated operating results for the quarter and year ending April 30, 1997, contain forward- looking statements that involve risks and uncertainties. The Company's results may differ significantly from the results indicated by such forward-looking statements. No assurances can be given that the above described acquisition will be completed, or that the Canadian regulatory approval will be granted, on a timely basis, if at all. The Company's operating results may be affected by many factors, including but not limited to, variations in the number and timing of store openings and acquisitions, weather (particularly on weekends and holidays), the public acceptance of new release titles available for rental, competition, marketing programs, special or unusual events and other events and other factors that may affect retailers in general. These and other risks are detailed from time to time in the Company's SEC reports, including Form 10-KSB, S-3 and 10- QSB for the quarter ended January 31, 1997.